August 1, 2003





                            TOYOTA MOTOR CORPORATION



                                       and



                                   [EMPLOYEE]





================================================================================

         AGREEMENT FOR THE GRANT OF OPTIONS TO ACQUIRE COMMON SHARES OF
                            TOYOTA MOTOR CORPORATION

================================================================================



                            UNITED STATES OF AMERICA

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                                    CONTENTS


CLAUSE                                                                      PAGE



1.       INTERPRETATION........................................................1

2.       GRANT OF OPTIONS......................................................2

3.       INCENTIVE STOCK OPTIONS...............................................2

4.       EXERCISE, LAPSE AND REFUSAL OF OPTIONS................................3
         Exercise..............................................................3
         Lapse.................................................................3
         Refusal...............................................................4

5.       MANNER OF EXERCISE OF OPTIONS..........................................

6.       ADJUSTMENTS TO THE NUMBER OF COMMON SHARES............................6

7.       SECURITIES AND RELEVANT LEGISLATION...................................6

8.       NO GUARANTEE OF CONTINUING EMPLOYMENT OR OFFICE.......................7

9.       EMPLOYEE UNDERTAKING..................................................7

10.      DATA PROCESSING CONSENT...............................................7

11.      COSTS AND TAXES.......................................................8

12.      SECURITIES ACCOUNTS...................................................8

13.      GENERAL...............................................................9

14.      TERMINATION OF THIS AGREEMENT........................................10

15.      CLAIMS AGAINST THE COMPANY...........................................10

16.      NOTICES..............................................................11
         To the Grantee.......................................................11
         To the Company.......................................................11
         Receipt of Notice....................................................11

17.      AMENDMENTS AND WAIVERS...............................................11

18.      GOVERNING LAW........................................................12

19.      ENTIRE AGREEMENT.....................................................12

20.      SEVERABILITY...........................................................

APPENDIX 1  ADJUSTMENTS (ENGLISH TRANSLATION).................................14

1.       SHARE SPLIT OR SHARE CONSOLIDATION...................................14

2.       ISSUE OF NEW COMMON SHARES OR DISPOSAL OF TREASURY SHARES............15

3.       GENERAL..............................................................16

APPENDIX 2  FORM OF EXERCISE NOTICE - 2003 STOCK OPTION.......................18

                                                                          Page I

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1.       WARRANTY.............................................................18

2.       EXERCISE OF STOCK OPTIONS............................................18

APPENDIX 3  FORMS OF NOTICE OF TERMINATION OF 2003 STOCK OPTION AGREEMENT.....20

         Termination of Agreement pursuant to Clause 14.1.....................20

         Termination of Agreement pursuant to Clause 14.2.....................21


                                                                         Page II

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THIS OPTION AGREEMENT is made with effect from August 1, 2003

BETWEEN

(1) TOYOTA MOTOR CORPORATION a company registered in Japan and whose registered office is at Toyota-Cho, Toyota, Aichi, 471-8571 Japan (the Company); and

(2) [ ] of [ ] (the Grantee) and currently employed by [ ] (the Employing Company).

WHEREAS the Company intends to grant the Grantee options to acquire common shares of the Company and set out the exercise conditions thereof.

IT IS AGREED as follows:

1.   INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

Agreement means this Option Agreement;

Appointed Bank has the meaning set forth in Clause 5.1(c);

Board means the board of directors of the Company from time to time or a duly appointed committee thereof;

Bank Business Day means any day on which the Appointed Bank is open for business in Japan;

Common Shares means the ordinary shares of the Company from time to time;

Company Business Day means any day on which the Company is open for business in Japan;

Exercise Period means the period commencing on August 1, 2005 and ending on July 31, 2009, provided that if July 31, 2009 is not a Company Business Day, then the final day of the Exercise Period shall be the Company Business Day immediately preceding July 31, 2009;

Grant Date means, August 1, 2003, the date on which the Company grants the Options to the Grantee;

Group means the Company and its Subsidiaries;

Option means a right to acquire 100 Common Shares under this Agreement (or such number as may be increased or decreased pursuant to Clause 6) and Options shall be construed accordingly; and

Reorganization means any capitalization or rights issue, split, consolidation, or other reorganization or reduction of the share capital of the Company;

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Subsidiary means any entity in which the Company owns, directly or indirectly, at least 50% of the issued share capital thereof; and

Yen means the lawful currency of Japan.

1.2 Any reference herein to the provisions of any statute or subordinate legislation shall be deemed to refer to the same as in force from time to time including any modification, amendment or re-enactment thereof.

1.3 Clause headings are inserted for ease of reference only and shall not affect the construction of this Agreement.

1.4 Where the context permits the singular shall include the plural and vice versa and the masculine shall include the feminine. Words importing individuals shall be treated as importing bodies corporate, corporations, unincorporated associations and partnerships and vice-versa.

1.5 References to Clauses, and Appendices 1, 2 and 3 are to the clauses and the appendices of this Agreement. Appendices 1, 2 and 3 form part of this Agreement.

2.   GRANT OF OPTIONS

2.1 The Company hereby grants to the Grantee on the Grant Date 20 Options subject to the terms and conditions of this Agreement.

2.2 No consideration shall be payable by the Grantee on the grant of the Options.

2.3 This Agreement represents the Grantee's right to the Options. The Grantee shall not request the Company to issue any certificates representing the Options.

2.4 The Options are personal to the Grantee and may not be transferred, assigned, pledged, charged to or otherwise alienated or exercised by any other person without the approval of the board of directors of the Company and any attempt to do so without the approval of the board of directors of the Company will result in the Options lapsing.

2.5 The benefit of the Options does not constitute part of the Grantee's base salary or remuneration and will not be taken into account in determining any other employment-related rights that the Grantee may have, such as for the purpose of calculating any pension entitlements, severance pay or notice for termination of employment.

3.   INCENTIVE STOCK OPTIONS

3.1 It is intended that the Options constitute incentive stock options as defined in Section 422 of the United States Internal Revenue Code of 1986, as amended and any regulations promulgated thereunder (the Code); provided, however, that to the extent the Options do not satisfy one or more provisions of
Section 422 of the Code, they shall be treated as non-qualified stock options.

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4.   EXERCISE, LAPSE AND REFUSAL OF OPTIONS

Exercise

4.1 The Grantee may exercise all or some of the Options during the Exercise Period in the manner set forth in Clause 5.

4.2 Each Option must be exercised in full and no Option may be partially exercised.

4.3 Subject to Clause 6, the price to be paid for each Common Share to be issued or transferred to the Grantee upon exercise of each Option shall be Yen (in words, three-thousand, one-hundred and sixteen Yen), such amount having been calculated by multiplying the closing price of the Common Shares listed on the Tokyo Stock Exchange on the Grant Date by 1.025 (rounded up to the nearest whole
Yen) (the Exercise Price).

4.4  Options may only be exercised on a Company Business Day.

Lapse

4.5 Notwithstanding any other provision in this Agreement, the Options shall lapse automatically and become of no effect on the earlier of:

(a)  the expiry of the Exercise Period;

(b)  the death of the Grantee;

(c) the Grantee being declared bankrupt or entering into any general composition with or for the benefit of his creditors;

(d) a shareholders' meeting approving a merger agreement, a share-for-share agreement (kabushiki kokan) or a statutory share transfer (kabushiki iten), as a result of which the Company decides to invalidate the Options on the basis that the Company will cease as a legal entity or it will become a wholly-owned subsidiary of another company;

(e) the Grantee becoming an officer or an employee of any company which competes with the Company or any of its Subsidiaries;

(f) the dismissal of the Grantee for disciplinary reasons from his office or employment at the Employing Company or other member of the Group;

(g) any date prior to the first day of the Exercise Period when the Grantee ceases to be employed by, or hold office with, the Employing Company or any other member of the Group; or

(h)  the termination of this Agreement in accordance with Clause 14.

4.6 The Options shall lapse automatically and become of no effect if, on any date on or after the beginning of the Exercise Period, the Grantee ceases to be an officer or an employee of a member of the Group for any reason other than:

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(a)  injury, disability or ill-health (as determined by the Board);

(b) retirement at or after the date on which he is bound or entitled to retire under his contract of employment or otherwise;

(c)  resignation;

(d) the company of which he is an officer or an employee ceasing to be a member of the Group;

(e) the business (or part of a business) in which he is employed or of which he is an officer being transferred to a transferee which is not a member of the Group; or

(f)  any other reason at the Board's absolute discretion.

For the avoidance of doubt, the Grantee shall not be treated for such purposes as ceasing to be an officer or an employee of a member of the Group if the Grantee remains or simultaneously becomes an officer or an employee of another member of the Group.

4.7 For the purposes of Clause 4.5(g) and Clause 4.6, a Grantee shall not be treated as ceasing to be an officer or an employee of a member of the Group if he is absent from work solely as a result of an authorized leave of absence until such Grantee ceases to be entitled to exercise any statutory or contractual right to return to work.

Refusal

4.8 The Company may refuse to accept exercise by the Grantee of the Options within 30 days of the date of the Exercise Notice (as defined in Clause 5.1(a) below) for any of the following reasons:

(a) the Company determines in good faith that the exercise impedes the intended issuance by the Company of new securities regardless of the type or class, including, without limitation, shares or bonds with warrants;

(b) the Company determines that the Options have lapsed pursuant to Clauses 4.5 or 4.6;

(c) there has been insufficient time to confirm the Adjusted Exercise Price stipulated in Appendix 1; or

(d) the Company determines in good faith that the exercise of the Options may materially impede the business of the Company;

provided, however that the Company shall not refuse to accept exercise by the Grantee of the Options on the final Company Business Day of the Exercise Period.

4.9 If the Company refuses to accept the exercise by the Grantee of the Options for any one of Clauses 4.8(a) to 4.8(d)above:

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(a)  the Company shall give written notice to the Grantee of such refusal, provided, however, that the Company is not obliged to disclose the reasons for such refusal; and

(b)  the Options shall remain outstanding until the earlier of:

     (i) the Grantee's exercise of such Options pursuant to Clause 5; or

     (ii) lapse of the Options pursuant to Clauses 4.5 and 4.6.

5.   MANNER OF EXERCISE OF OPTIONS

5.1 Subject to Clause 4.2, the Grantee may exercise one or more of the Options in whole, but not in part, during the Exercise Period in accordance with the following procedure:

(a) the Grantee is required to send to the Company a notice of its intention to exercise the Options (the Exercise Notice) in the form attached as Appendix 2 (or in such other form as prescribed by the Company from time to time);

(b) within five (5) Company Business Days the Company shall send to the Grantee an acknowledgement that such Exercise Notice has been received;

(c) the Grantee shall, within four (4) Bank Business Days from the date on which the Company notifies the Grantee that the Company has received the Exercise Notice, pay an amount calculated by multiplying the Exercise Price by the number of Common Shares to be obtained upon exercise of the Option(s) (the Exercising Purchase Price) to UFJ Bank Limited or such other bank as shall be appointed by the Company from time to time (the Appointed
     Bank); provided, however, that if the last Bank Business Day is not also a Company Business Day, then the date for payment shall be the next Company Business Day which is also a Bank Business Day. The date of exercise shall be the date of receipt by the Company of payment of the Exercising Purchase Price.

(d) Upon confirmation by the Company that the Grantee has fully paid the Exercising Purchase Price pursuant to this Clause 5.1 and any Tax Liabilities pursuant to Clause 11, the Company shall promptly issue or transfer (as the case may be) the relevant number of Common Shares to the Grantee's securities account in accordance with Clause 12. Upon payment of the Exercising Purchase Price by the Grantee to the Appointed Bank, the Grantee shall legally own the Common Shares acquired upon the exercise of the Options.

5.2 The Grantee may withdraw the Exercise Notice up until such time as the Grantee pays the Exercising Purchase Price by giving written notice to the Company to that effect; provided, however, that once the Grantee has paid the Exercising Purchase Price in full, the Grantee cannot withdraw the Exercise Notice.

5.3 Notwithstanding Clause 5.2 above, following payment by the Grantee of the Exercising Purchase Price, the Exercise Notice shall be deemed withdrawn if the Company notifies the Grantee of its refusal to accept the exercise of the Options pursuant to Clauses 4.8 and 4.9. In such circumstances, the Company shall repay the


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Exercising Purchase Price to the Grantee, provided, however, that the Company shall not pay any interest with respect to any repayment to the Grantee.

6.   ADJUSTMENTS TO THE NUMBER OF COMMON SHARES

6.1 In the event of a Reorganization of the share capital of the Company, the Exercise Price and the total number of Common Shares underlying an Option may be adjusted in accordance with the formulae set out in Appendix 1.

7.   SECURITIES AND RELEVANT LEGISLATION

7.1 The Options may not be exercised if the exercise of the Options or the issue of Common Shares thereafter would be contrary to any enactment or regulation at the time being in force in any country having jurisdiction in relation thereto. In particular, the Options shall not be exercisable unless the offer and sale of the Common Shares subject to the Options have been registered under the United States Securities Act of 1933, as amended and qualified under applicable state "blue sky" laws, or the Company has determined that an exemption from registration under the Securities Act of 1933 and from qualification under such state "blue sky" laws is available. Neither the Employing Company nor the Company shall be bound to take any action or obtain the consent of any governmental authority to such acquisition, exercise or issue or to take any action to ensure that any such acquisition, exercise or issue is in accordance with any such enactment or regulation if such action would, in the opinion of the Employing Company or the Company (as the case may be), be unduly onerous and neither the Employing Company nor the Company shall have any liability in respect thereof to the Grantee.

7.2 The Grantee hereby agrees to abide by the Securities and Exchange Law of Japan, and all relevant securities laws, insider trading legislation, commercial codes, tax laws, any other relevant laws, rules and regulations (including relevant foreign, state and local laws) and relevant internal rules of the Company and the Employing Company (including, without limitation, all insider information and trading prohibition rules and the rules on buying and selling Common Shares in relation to the exercise of any Options and the subsequent sale of the Common Shares acquired upon exercise). The Company may, at its discretion, impose such conditions on the exercise of the Options as it shall deem necessary in order for such exercise to comply with any applicable enactments or regulations, including but not limited to, the requirement that an investment representation be given by the Grantee or that certificates for shares of Common Stock be subject to a legend describing restrictions on transfer. If the Grantee has any questions about the application of relevant laws and rules, the Grantee shall immediately contact the Company to discuss them; provided, however, that the Grantee is solely responsible for obtaining his own legal advice in connection with the grant and exercise of the Options.

8.   NO GUARANTEE OF CONTINUING EMPLOYMENT OR OFFICE

8.1 The rights, obligations and status of the Grantee under the terms and conditions of his office or employment with the Employing Company shall not be affected by this Agreement. Neither this Agreement nor any action taken or omitted to be taken hereunder shall be construed as in any way:


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(a)  guaranteeing the Grantee's continued office or employment with the Company,
     Employing Company or any member of the Group; or

(b) giving the Grantee the right to continue or be re-instated in his office or the employ of the Company, the Employing Company or any member of the Group whether before during or after the Exercise Period.

8.2 The Grantee hereby waives any and all rights to compensation or damages in consequence of the termination of his office or employment with the Company, the Employing Company or any member of the Group for any reason whatsoever insofar as those rights arise, or may arise, from his ceasing to have rights under or being entitled to exercise the Options pursuant to this Agreement as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Grantee's terms of employment shall be varied accordingly.

9.   EMPLOYEE UNDERTAKING

In accordance with the purpose of this Agreement, the Grantee shall devote himself to his work with integrity as an officer or an employee (as appropriate) of the relevant member(s) of the Group.

10.  DATA PROCESSING CONSENT

10.1 The Company and the Employing Company may hold personal information relating to the Grantee, including, without limitation, payroll, address, service period, demographics and similar information in connection with this Agreement and may at any time process and use such personal information in order to perform and facilitate the implementation, management and administration of the matters contemplated and set out in this Agreement provided that such use is not prohibited by law. Subject to any applicable prohibitions, the Company may, at any time to the extent required, make the Grantee's personal information available to other persons within or outside the Group for such purposes, including, but not limited, in connection with the exercise of the Options. The Grantee hereby irrevocably consents to the processing, use, transfer and registration of such personal information within or outside the Group. Before transferring any data to a person or entity outside the Group, the Company or the Employing Company (as the case may be) undertakes to inform the Grantee of:

(a) the identity of any recipient or category of recipients of such personal information, the relevant data categories; and

(b) the Grantee's rights to consult and to the extent necessary rectify and complete the registered personal information.

11.  COSTS AND TAXES

11.1 The Company shall have the right to require the Grantee to remit to the Company, prior to the delivery of any certificates evidencing Common Shares acquired upon exercise of an Option, an amount sufficient to satisfy any applicable income tax, capital gains tax, social security contributions or other tax charge or duty (the Tax Liabilities) which may be assessed or chargeable in connection with the


                                                                          Page 7

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grant or exercise of the Options. In addition, prior to the Company's determination of such Tax Liabilities, the Grantee may make an irrevocable election to satisfy, in whole or in part, such obligation to remit taxes, by directing the Company to cause Common Shares to be withheld (but not in excess of a rate that the Company determines is necessary to avoid unfavorable accounting treatment) that would otherwise be received by such Grantee. Such election may be denied by the Board at its discretion, or may be made subject to certain conditions specified by the Board, including, without limitation, conditions intended to avoid the imposition of liability against the individual under applicable laws. The Grantee shall indemnify the Company in respect of any Tax Liabilities payable in respect of the Options and for which the Company is liable whether pursuant to any withholding obligations or otherwise.

11.2 Except as provided for in Clause 11.1, the Grantee is responsible for:

(a) the cost of opening an account at the Securities Company (as defined in Clause 12.1 below);

(b)  the relevant charges payable in connection with any money transfers;

(c) all other charges of the Appointed Bank and/or Securities Company which may be imposed from time to time; and

(d)  all other expenses that are imposed on the exercise of Options.

11.3 The Company shall have the right to require the Grantee to remit to the Company an amount sufficient to satisfy any such costs and expenses prior to the delivery of any certificate evidencing Common Shares acquired upon exercise of an Option. Such amount may be satisfied by directing the Company to withhold Common Shares in the manner set forth in Clause 11.1.

12.  SECURITIES ACCOUNTS

12.1 Pursuant to Japanese laws and regulations, the Grantee is required to appoint an agent and maintain a non-resident offshore account in Japan with respect to the Common Shares to be acquired upon exercise of the Options. The Grantee hereby agrees that it shall, through the Company, entrust the custody, management and disposal of such Common Shares (the Services) to a securities company or bank (the Securities Company); provided, however, that the Grantee shall retain the right to determine and direct the Securities Company to sell, transfer or dispose of all or any portion of the Common Shares on the Grantee's behalf and the Securities Company may not sell, transfer or otherwise dispose of the Common Shares without the Grantee's prior approval. The Company shall determine and appoint such Securities Company (or change such appointment) in its absolute discretion and notify the Grantee of such appointment (or change in such appointment) in accordance with Clause 16.

12.2 Following the Grant Date and prior to the exercise of the Options the Grantee is required to open an account in the Grantee's name at the Securities Company and follow the necessary procedures set out separately by the Company in order to enable the Securities Company to perform the Services.


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13.  GENERAL

13.1 The existence of the Options shall not affect in any way the right or power of the Company or its shareholders to make or authorize any Reorganization or other adjustment, recapitalization, reorganization or change in the Company's capital structure, or any merger, corporate split, share-for-share exchange or consolidation of the Company, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Common Shares of the Company or the rights attaching thereto or any other securities, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

13.2 The grant of options under this Agreement or future agreement is a discretionary benefit and does not create any entitlement to options or shares in the future, even in the case of repeated grants of options.

13.3 The Grantee shall have no rights as a stockholder with respect to any Common Shares issuable upon exercise of an Option until payment of the Exercising Purchase Price for such Common Shares as provided in Clause 5.1(d), and no adjustment shall be made for dividends or distributions or other rights in respect of any Common Share for which the record date is prior to the date on which the Grantee pays the Exercising Purchase Price therefor. The Grantee acknowledges that the Group has no duty to disclose confidential information to the Grantee that is not generally available to holders of Common Shares.

13.4 The Board shall have the right to interpret the provisions of this Agreement and to make all rules and determinations which it deems necessary or desirable for the administration of this Agreement. The decisions of the Board or, in the case of matters requiring shareholder approval, resolutions of the shareholders meeting (whichever is applicable), including without limitation all calculations required hereunder, shall be final and binding with respect to all matters relating to this Agreement and the Options.

13.5 Clauses 7.2, 8, 9, 10, 15, 16, 18 and 20 shall continue and remain in full force and effect notwithstanding the exercise of all of the Options by the Grantee.

14.  TERMINATION OF THIS AGREEMENT

14.1 If, by reason of imposition of Taxation Liabilities or a change in the applicable laws or regulations, this Agreement is rendered illegal or otherwise unenforceable, the Grantee may, before the Grantee has paid the Exercising Purchase Price in respect of the first exercise of the Options, terminate this Agreement with retroactive effect from the Grant Date by giving written notice in the appropriate form attached in Appendix 3 (or as otherwise prescribed by the Company from time to time); provided that Clauses 8, 10, 11, 15.1 16, 18 and 20 shall continue and remain in full force and effect notwithstanding the termination of this Agreement.

14.2 The Grantee may only retroactively terminate this Agreement if he has not exercised any of the Options. If the Grantee has exercised one or more Options then the Grantee may at any time during the Exercise Period, in respect of any outstanding


                                                                          Page 9


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Options, terminate this Agreement without retroactive application by giving written notice in the form attached in Appendix 3 (or as otherwise prescribed by the Company from time to time); provided that Clauses 7.2, 8, 9, 10, 11, 15 and 16 shall continue and remain in full force and effect notwithstanding the termination of this Agreement.

15.  CLAIMS AGAINST THE COMPANY

15.1 The Grantee shall not make any claim against the Company, the Employing Company or their respective directors, shareholders, affiliates, representatives, auditors or employees for any compensation whatsoever in connection with this Agreement.

15.2 If, following delivery by the Grantee to the Company of an Exercise Notice, the Company fails or delays, due to its willful or gross negligence, to deliver the Common Shares to the Grantee within 30 Company Business Days, and as a direct result of such failure or delay the Grantee suffers damage or loss, the Grantee may claim compensation limited to the difference between the Exercising Purchase Price, which was paid by the Grantee to the Company, and the aggregate market price of the Common Shares at the time of acquisition by the Grantee, if the Exercising Purchase Price is higher than the aggregate market price of the Common Shares. For the avoidance of doubt, refusal by the Company to accept the exercise by the Grantee of the Options pursuant to Clause 4 shall not be grounds for compensation under this Clause 15.

15.3 Nothing in this Clause 15 shall prohibit the Grantee from making a claim against the Company, the Employing Company or their respective directors, shareholders, affiliates, representatives, auditors or employees enforcing rights expressly provided for under the provisions of this Agreement.

15.4 If the Grantee exercises Options or disposes of Common Shares in breach of any provisions of this Agreement, the Grantee shall, upon the Company's request, refund the greater of:

(a) the difference between the Exercising Purchase Price, which was paid by the Grantee to the Company, and the aggregate market price of the Common Shares at the time of acquisition by the Grantee; or

(b) the entire profit which the Grantee makes by the disposal of the Common Shares.

In either (a) or (b), the Grantee shall make such refund promptly in accordance with the Company's instructions.

16.  NOTICES

To the Grantee

16.1 Any communication or notice to be given under or in connection with this Agreement shall be in the English language and may be communicated by letter, telex, facsimile transmission or email to the home address set out as first written above or to such other address, telex or facsimile number or email address as the


                                                                         Page 10


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Grantee may from time to time have notified (in accordance with this Clause
16.1) to the Company.

To the Company

16.2 Any communication or notice to be given under or in connection with this Agreement shall be in the English language and may be communicated by letter, telex, facsimile transmission or email to the business address set out as first written above or to such other address, telex or facsimile number or email address as the Company may from time to time have notified (in accordance with this Clause 16.2) to the Grantee and should be addressed to the "Global Human Resources Division".

Receipt of Notice

16.3 Any notice so served by letter, telex, facsimile transmission or email shall be deemed to have been received:

(a) in the case of telex, facsimile transmission or email, twelve (12) hours after the time of dispatch; and

(b) in the case of post, special delivery or registered post, twelve (12) Company Business Days from the date of posting.

17. AMENDMENTS AND WAIVERS

17.1 No amendment to the provisions of this Agreement shall be effective unless such amendments are:

(a) consistent with the terms of the resolution of the Company's general shareholders meeting and Board meeting dated June 26, 2003, to grant options, as such resolutions may be modified or amended from time to time; and

(b) made in writing and signed by the parties hereto or their duly authorized representatives.

17.2 All rights, remedies and powers conferred upon the parties hereto are cumulative and shall not be deemed or construed to be exclusive of any other rights, remedies or powers now or hereafter conferred upon the parties hereto or either of them by law or otherwise.

17.3 Any failure at any time to insist upon or enforce any such right, remedy or power shall not be construed as a waiver thereof.

18.  GOVERNING LAW

18.1 This Agreement shall be governed by and construed in all respects in accordance with the laws of Japan.

18.2 Each of the parties hereto hereby irrevocably submits to the jurisdiction of the courts of Japan.


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19.      ENTIRE AGREEMENT

19.1 This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement and supersedes all prior representations, writings, negotiations and understandings with respect hereto.

19.2 The parties acting in good faith will determine any matter not set out herein.

20.  SEVERABILITY

Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.



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IN WITNESS whereof this Agreement with effective date of 1, August 2003 has been executed in two originals, each party acknowledging receipt of one duly executed original.

By: TOYOTA MOTOR CORPORATION


                                                    ----------------------------
                                                    By: FUJIO CHO
                                                    Title: President
                                                    Date:
By:  [GRANTEE]


                                                    ----------------------------
                                                    [GRANTEE]
                                                    Date:

                                   APPENDIX 1
                        ADJUSTMENTS (ENGLISH TRANSLATION)

Note: The following is an English translation of the terms and conditions applying to the treatment of the Options in the event of a share split, share consolidation, issue of new Common Shares or disposal of Common Shares held in treasury by the Company, which were approved at the Company's shareholders' meeting and the Board meeting on June 26, 2003. This is not a literal translation and it is provided for reference only. The original of such terms and conditions in the Japanese language will prevail in all circumstances. All references to dates in the following translation are to Tokyo time.

1.   SHARE SPLIT OR SHARE CONSOLIDATION

1.1 If the Company splits or consolidates its Common Shares, the number of Common Shares to be issued/transferred in satisfaction of the exercise of an Option (the Adjusted Number of Shares) shall be adjusted in accordance with the following formula, provided, however, that such adjustment shall be made only with respect to Options that have not yet been exercised at the time of such share split or share consolidation. The Adjusted Number of Shares shall be rounded down to the nearest whole Common Share.


                              Number of Common Shares required
   Adjusted Number     =       to satisfy the exercise of an      x     Ratio of share split/consolidation
      of Shares                  Option prior to adjustment


The Company shall promptly notify the Grantee in writing of the Adjusted Number of Shares in the event of a share split or share consolidation by the Company.

1.2 If the Company splits or consolidates its Common Shares, the Exercise Price shall be adjusted in accordance with the following formula:



  Adjusted Exercise    =      Pre-adjusted Exercise Price         x                    1
      Price                                                             ----------------------------------
                                                                                Ratio of share
                                                                              split/consolidation


The Adjusted Exercise Price shall be rounded up to the nearest whole Yen.

1.3 The "Pre-adjusted Exercise Price" used in the formula in Clause 1.2 above shall be the Exercise Price effective on the day prior to the date on which the Adjusted Exercise Price is applied pursuant to 1.4 below.

1.4  The Adjusted Exercise Price shall be applied as follows:

(a) if the Company splits its Common Shares, the Adjusted Exercise Price shall be applied from the date following the allotment date (wariate-bi) of the split shares; or

(b) if the Company consolidates its Common Shares, the Adjusted Exercise Price shall be applied from the date following the expiry of the period provided for in Paragraph 1 of Article 215 of the Commercial Code (Law No. 48 of
     1899).

1.5 Where the Board decides that Common Shares will be issued pursuant to a share split in exchange for a capitalization of distributable profits, and the allotment date of the split shares is specified as being a date prior to the date of the shareholders' meeting at which such capitalization is approved, from the day following such shareholders' meeting, the Adjusted Exercise Price shall be applied retroactively with effect from the day following the date of allotment of the split shares. In such case, a number of additional Common Shares calculated in accordance with the following formula shall be issued/transferred to any Grantee who exercises an Option during the period between the date following the allotment date of the split shares and the date of the shareholders' meeting at which the capitalization of distributable profits is approved:

                                                             Number of shares
                                                           which were issued or
Number of                                                  transferred upon the
additional                                                exercise of the Option
Common         [Pre-Adjusted          Adjusted      ]     without the adjustment
Shares    =    [Exercise Price   -    Exercise Price] x   of the Exercise Price
               -----------------------------------------------------------------
                                     Adjusted Exercise Price


The number of additional Common Shares accordingly issued or transferred to the Grantee shall be rounded down to the nearest whole Common Share.

2.   ISSUE OF NEW COMMON SHARES OR DISPOSAL OF TREASURY SHARES

2.1 If the Company disposes of Common Shares held in treasury (Treasury Shares) or issues new Common Shares for an amount which is less than the then current market price from and including August 1, 2003 (excluding all instances where options, warrants or other rights to acquire shares of the Company are exercised or where the Company transfers its Treasury Shares in accordance with a resolution of a shareholders' meeting pursuant to paragraph 2 of Article 210-2 of the former Commercial Code), the Exercise Price shall be adjusted in accordance with the following formula:

                                                    Number of new          Amount to be
Adjusted                        Number of           Common Shares          paid per new
Exercise      Pre-adjusted      issued and          to be issued or   x    Common Share
Price     =   Exercise      x   outstanding         Treasury Shares        to be issued
              Price             Common Shares  +    to be disposed         or Treasury
                                                                           Share to be
                                                                           disposed
                                                    -------------------------------------
                                                    Current market price per
                                                    Common Share

                                ----------------------------------------------------------
                                Number of issued and   +  Number of new Common
                                outstanding Common        Shares to be issued or
                                Shares                    Treasury Shares to be
                                                          disposed


The Adjusted Exercise Price shall be rounded up to the nearest whole Yen.

2.2 The "Pre-adjusted Exercise Price" used in the formula in Clause 2.1 above shall be the Exercise Price on the day prior to the date on which the Adjusted Exercise Price is applied.

2.3 The "Number of issued and outstanding Common Shares" used in the formula in Clause 2.1 above shall be the total number of issued and outstanding Common Shares on the allotment date of the new Common Shares being issued or the date on which the Treasury Shares are disposed, whichever is applicable (for the avoidance of doubt, it does not include Treasury Shares). If such date is not specified, the "Number of issued and outstanding Common Shares" shall be the total number of issued and outstanding Common Shares on the date one month prior to the date on which the Adjusted Exercise Price is applied; provided that where two or more events, which require the adjustment of the Exercise Price, occur within a short period of time of each other and the number of issued and outstanding Common Shares which is used in calculating the Adjusted Exercise Price triggered by one of those events can be calculated appropriately, such number of issued and outstanding shares shall be used.

2.4  The "Current market price per Common Share" used in the formula in Clause
2.1 above shall be the average daily closing price (including the trend quotations) of the Company's Common Shares on the Tokyo Stock Exchange for the 30 day period starting on the 45th dealing day before the date on which the Adjusted Exercise Price is applied, excluding any days on which the closing price is not reported. The average daily closing price shall be calculated by disregarding the third and successive decimal places of such number and then correcting the resulting number to one decimal place.

2.5 The Adjusted Exercise Price calculated in accordance with the formula in Clause 2.1 above shall be applied from the date following the date of disposal of Treasury Shares or the allotment date of the Common Shares to be issued if such date is specified, or from the date following the payment date for the Common Shares to be issued or Treasury Shares to be disposed.

2.6 When calculating the Adjusted Exercise Price in accordance with the formula in Clause 2.1, each of the numbers to be inserted in the formula shall be calculated by disregarding the third and successive decimal places of such number and then correcting the resulting number to one decimal place.

3.   GENERAL

3.1 If the difference between the Adjusted Exercise Price and the Pre-adjusted Exercise Price is less than one Yen, the Exercise Price shall not be adjusted on that occasion; provided, however, that the exact Adjusted Exercise Price originally calculated in accordance with the formula set out in Clause 1 or 2 above shall be used as the Pre-adjusted Exercise Price on the subsequent occasion that an adjustment occurs.

3.2 Except as otherwise provided in Clauses 1 or 2 above, the Company shall adjust the Exercise Price, as the Company considers appropriate:

(a)  in the event of capital decrease, merger or demerger of the Company; or

(b) if an event occurs which otherwise causes a change (or potential change) in the number of issued shares of the Company.

3.3 If the Exercise Price is adjusted, the Company shall issue an individual notice to the Grantee prior to the date that the Adjusted Exercise Price is applied as specified in Clause 1 or 2 above; provided, however, that in the event of a share split as set out in Clause 1.5 above or where the Company is unable to issue an individual notice prior to the date that the Adjusted Exercise Price is applied, the Company shall issue an individual notice to the Grantee promptly after such date.

                                   APPENDIX 2
                   FORM OF EXERCISE NOTICE - 2003 STOCK OPTION

[Date]

To:      Toyota Motor Corporation (the Company)

From:    [Employee name] (the Grantee)

Pursuant to Clauses 4 and 5 of the Agreement for the Grant of Options to Acquire Common Shares of Toyota Motor Corporation, executed with effect from August 1, 2003 (the Agreement), I warrant and claim for the issue or transfer (at the Company's discretion) of the Common Shares as follows:

1.   WARRANTY

I warrant that, as of June 26, 2003, the date on which the general shareholders' meeting resolved to grant options, I was neither:

(a)  a "major shareholder" (oguchi kabunushi); nor

(b) a "special related person" (tokubetsu kankeisya) to any "major shareholder",

as those terms are defined under Japanese laws and regulations.(1)

2.   EXERCISE OF STOCK OPTIONS

I hereby exercise the following Options in accordance with the terms of the
Agreement:

----------------------------- --------------- -----------------------------------------------------------
The Grantee                   Address                           [Grantee to complete]
----------------------------- --------------- -----------------------------------------------------------
                              Name,
                              Employing
                              Company                           [Grantee to complete]
                              and
                              position
----------------------------- --------------- -----------------------------------------------------------
Date of the general           June, 26 2003         Exercise
shareholder meeting at                              Period               From: August 1, 2005
which the grant of                                                       To: July 31, 2009
Options was approved                                                     (inclusive)
----------------------------- --------------------- -------------------- --------------------------------
Grant Date                    August 1, 2003
----------------------------- --------------------- -------------------- --------------------------------

--------------------------------------------------------------------------------

(1) Special Taxation Measures Law (Law No. 26 of 1957) Paragraph 1 of Article 29-2; and Enforcement Regulation of the Special Taxation Measures Law Paragraphs 1 and 2 of Article 19-3.

----------------------------- ----------- --------------------- --------------------- -------------------
Terms of the                  Right       Class of              Aggregate Number      Exercise Price
Options                                   underlying            of shares             per share
                                          Shares                underlying all
                                                                Options granted
                                                                under 2003 Stock
                                                                Option Plan
----------------------------- ----------- --------------------- --------------------- -------------------
                              Option      Common Shares         1,958,000             [insert price]
                                                                Common                Yen
                                                                Shares
----------------------------- ----------- --------------------- --------------------- -------------------
Details of the                Number of shares to be acquired upon this               Total
proposed exercise             exercise of Option(s)                                   Exercising
of Options                                                                            Purchase
                                                                                      Price
                              ------------------------------------------------------- -------------------
                              [] Common Shares                                        [insert price]
                              [Grantee to insert number]                              Yen
                                                                                      [Grantee to
                                                                                      complete]
----------------------------- ------------------------------------------------------- -------------------
Company                       Address      1 Toyota-machi, Toyota-shi, Aichi-ken
(Granting                     ------------ --------------------------------------------------------------
Company)                      Name         Toyota Motor Corporation
----------------------------- ------------ --------------------------------------------------------------



-----------------------------
[Grantee's Name]

                                   APPENDIX 3
                         FORMS OF NOTICE OF TERMINATION
                         OF 2003 STOCK OPTION AGREEMENT

                Termination of Agreement pursuant to Clause 14.1

[Date]

To:     Toyota Motor Corporation (the Company)

From:   [Employee's name] (the Grantee)



Pursuant to Clause 14.1 of the Agreement for the Grant of Options to Acquire Common Shares of Toyota Motor Corporation, executed with effect from 1 August, 2003 (the Agreement), I notify you that I hereby retroactively terminate the Agreement, such termination to be effective from the date of execution of the Agreement.

I hereby acknowledge and agree that:

(a) I shall continue to be bound by and to comply with Clauses 8, 10, 11, 15.1, 16, 18 and 20 of the Agreement; and

(b) pursuant to Clause 15.1 of the Agreement, I have no claim, whether present or future against the the Company, the Employing Company (as defined in the Agreement) or their respective directors, shareholders, affiliates, representatives, auditors or employees for any compensation whatsoever in connection with this Agreement or the termination thereof.




-----------------------------
[Grantee's Name]

                Termination of Agreement pursuant to Clause 14.2

[Date]

To:     Toyota Motor Corporation (the Company)

From:   [Employee's name] (the Grantee)



Pursuant to Clause 14.2 of the Agreement for the Grant of Options to Acquire Common Shares of Toyota Motor Corporation, executed with effect from 1 August, 2003, I notify you that I hereby terminate the Agreement effective as of the date of this notice.

I hereby acknowledge and agree that:

(a) I shall continue to be bound by and to comply with Clauses 7.2, 8, 9, 10, 11, 15, 16, 18 and 20 of the Agreement; and

(b) pursuant to Clause 15.1 of the Agreement, I have no claim, whether present or future, against the the Company, the Employing Company (as defined in the Agreement) or their respective directors, shareholders, affiliates, representatives, auditors or employees for any compensation whatsoever in connection with this Agreement or the termination thereof.



----------------------------
[Grantee's Name]